Exhibit 10.10

NexImmune, Inc.

Non-Employee Director Compensation Policy

The Board of Directors of NexImmune, Inc. (the “Company”) has approved the following Non-Employee Director Compensation Policy (this “Policy”) which establishes compensation to be paid to non-employee directors of the Company, effective as of the closing of the Company’s initial public offering of common stock (the “Effective Time”), to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors (the “Board”).

Applicable Persons

This Policy shall apply to each director of the Company who is not an employee of, or consultant to, the Company or any Affiliate (each, an “Outside Director”). “Affiliate” shall mean a corporation which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Stock Option Grants

All stock option grant amounts set forth herein shall be subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company’s common stock.

Annual Stock Option Grants

Commencing in calendar year 2022, each Outside Director shall be granted options to purchase the following shares of the Company’s common stock (the “Annual Stock Option Grant”) under the Company’s 2021 Equity Incentive Plan (the “Stock Plan”) each year on or about the time of the annual meeting of the Board of Directors following the Company’s annual meeting of stockholders:

Outside Director	Stock Options
Outside Director serving as Chairman of the Board	330,000
Other Outside Director	165,000

If there has been no annual meeting of stockholders held by the first day of the third fiscal quarter, each Outside Director will still receive any annual stock option grants provided for under this Policy on the first day of the third fiscal quarter of such year. The exercise price of the options to be granted to each Outside Director as their Annual Stock Option Grant shall be the fair market value of the Company’s common stock as of the grant date, which shall be deemed to be the closing price on such date of the Company’s common stock on a national securities exchange.

Initial Stock Option Grant at the Time of the Initial Public Offering

Each Outside Director who joined the Board prior to calendar year 2021 and is serving on the Board as of the closing of the Company’s initial public offering shall be granted options to purchase the following shares of the Company’s common stock at the time of the pricing of the Company’s initial public offering, or as soon thereafter as practicable, under the Stock Plan (the “IPO Stock Option Grant”):

Outside Director	Stock Options
Outside Director serving as Chairman of the Board	330,000
Other Outside Director	165,000

The exercise price of the options to be granted to each Outside Director as their IPO Stock Option Grant shall be the fair market value of the Company’s common stock as of the grant date, which shall be deemed to be the price to the public of the Company’s common stock at its initial public offering.

Cash Fees

Annual Cash Payments

The following annual cash fees shall be paid to the Outside Directors serving on the Board of Directors and the committees specified below, as applicable.

Board of Directors or Committee of Board of Directors	Annual Retainer Amount for Chair (in addition to the annual retainer amount for a member)	Annual Retainer Amount for Member
Board of Directors	$30,000	$35,000
Audit Committee	$15,000	$7,500
Compensation Committee	$10,000	$5,000
Nominating and Governance Committee	$8,000	$4,000
Science and Technology Committee	$10,000	$5,000
Technical Ops Committee	$10,000	$5,000

Amendments

The Nominating and Governance Committee or the Board of Directors shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.

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